UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

ARDELYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36485	26-1303944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

34175 Ardenwood Blvd.

Fremont, CA 94555

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 745-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On October 1, 2014, Ardelyx, Inc. (the “Company”) issued a press release reporting results from its Phase 2b clinical trial evaluating tenapanor in patients with constipation-predominant irritable bowel syndrome (“IBS-C”).

The Company will host an investor conference call and webcast at 8:00 a.m. ET on Wednesday, October 1, 2014 to discuss the Phase 2b results. The live webcast and a replay may be accessed by visiting the Company’s website at http://ir.ardelyx.com/.

Conference call information is as follows: (855) 296-9612 (U.S.) or (920) 663-6277 (international). Conference ID number is 13895374.

Representatives of the Company intend to present the information in the slides attached hereto as Exhibit 99.1, which is being furnished herewith under this Item 7.01.

The information furnished under this Item 7.01 shall not be considered “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth in such future filing that such information is to be considered “filed” or incorporated by reference therein.

Item 8.01	Other Events.

On October 1, 2014, the Company announced positive results from its Phase 2b clinical trial evaluating tenapanor, a minimally-absorbed inhibitor of the intestinal sodium transporter NHE3, in patients with IBS-C. Results from this study demonstrated statistically significant and clinically meaningful improvement in IBS-C symptoms for tenapanor-treated patients compared to patients receiving placebo. At the 50 mg dose, the study met its primary efficacy endpoint of an increase in the complete spontaneous bowel movement (“CSBM”) responder rate.

The clinical trial was a Phase 2b, randomized, double blind, placebo-controlled, multi-center study to evaluate the safety and efficacy of three dose levels of tenapanor in 371 subjects with IBS-C as defined by the Rome III criteria and who had active disease as determined during a two-week screening period. Subjects who qualified and who were randomized into the study received 5, 20, or 50 mg of tenapanor or placebo twice daily for 12 consecutive weeks. At the end of this treatment period, subjects were followed for an additional 4 weeks. The primary endpoint, overall CSBM responder rate, was achieved in 60.7 percent of patients receiving tenapanor 50 mg twice daily versus 33.7 percent receiving placebo (p<0.001). A responder was defined as a patient who had an increase of greater than or equal to one CSBM from baseline during 6 out of 12 weeks. The results are reported on an intent-to-treat basis.

The overall responder rate, or dual composite endpoint percent, was achieved in 50 percent of patients receiving tenapanor 50 mg twice daily versus 23.6 percent receiving placebo (p<0.001). An overall responder was defined as a patient who was an overall CSBM responder and who experienced at least a 30 percent decrease in abdominal pain from baseline in the same week for 6 of 12 weeks. In addition, of those patients who were administered 50 mg twice daily, over 65 percent responded that they were ‘quite satisfied’ or ‘very satisfied’ with tenapanor versus about 38 percent with placebo, a result that was statistically significant.

Most secondary endpoints measured also demonstrated significant improvements for patients receiving 50 mg tenapanor twice daily compared to placebo-treated patients. A dose response relationship among all doses was observed in the primary endpoint, as well as in most secondary endpoints, although statistical significance was not achieved at the 5 mg or 20 mg doses. Additionally, the activity of tenapanor was maintained throughout the entire 12-week treatment period.

Tenapanor was well-tolerated in these patients, and the safety results were consistent with those observed in previous tenapanor trials. The most common adverse events at 50 mg twice daily (greater than or equal to 5 percent) that occurred more frequently in tenapanor-treated patients compared to placebo-treated patients were diarrhea at 11.2 percent vs. 0 percent, and urinary tract infections at 5.6 percent vs. 4.4 percent. Overall rates of discontinuation due to adverse events were 4.5 percent for the tenapanor-treated patients (50 mg twice daily) and 3.3 percent for the placebo-treated patients. Based on the analysis of plasma samples tested as part of the study, the minimally systemic nature of tenapanor was confirmed. The findings of the clinical study are expected to be presented in an appropriate peer-reviewed forum.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Corporate presentation of Ardelyx, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2014	ARDELYX, INC.

	By:	/s/ Mark Kaufmann
Mark Kaufmann
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Corporate presentation of Ardelyx, Inc.